Leo N. Hitt Direct Phone: +1 412 288 3298 Email: lhitt@reedsmith.com	Reed Smith LLP Reed Smith Centre 225 Fifth Avenue Pittsburgh, PA 15222-2716 +1 412 288 3131 Fax +1 412 288 3063 reedsmith.com

July 26, 2024

Thrivent Multidimensional Income Portfolio

c/o Thrivent Series Fund, Inc.

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402

Thrivent Opportunity Income Plus Portfolio

c/o Thrivent Series Fund, Inc.

901 Marquette Avenue, Suite 2500

Minneapolis, Minnesota 55402

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of a transaction (the “Reorganization”) in which all of the assets of Thrivent Multidimensional Income Portfolio (the “Target Portfolio”), a series of Thrivent Series Fund, Inc., a Minnesota corporation, will be acquired by Thrivent Opportunity Income Plus Portfolio (the “Acquiring Portfolio”), also a portfolio of Thrivent Series Fund, Inc., solely for shares of the Acquiring Portfolio (the “Acquiring Portfolio Shares”), which shall thereafter be distributed to the shareholders of the Target Portfolio (the “Target Portfolio Shareholders”) in liquidation of the Target Portfolio. Each of the Acquiring Portfolio and the Target Portfolio is a separate portfolio of Thrivent Series Fund, Inc., and each of them is treated as a separate corporation under Section 851(g) of the Internal Revenue Code of 1986, as amended (the “Code”). Both the Acquiring Portfolio and the Target Portfolio have elected to be taxed as Regulated Investment Companies under Section 851(a) of the Code. The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of June 27, 2024 (the “Agreement”), by and between Thrivent Series Fund, Inc., on behalf of its series, the Acquiring Portfolio, and Thrivent Series Fund, Inc., on behalf of its series, the Target Portfolio, attached hereto as Annex C. This opinion is rendered to you pursuant to paragraph 6(K) of the Agreement.

We have reviewed and relied upon the certificates provided to us by the Acquiring Portfolio and the Target Portfolio in connection with the rendering of this opinion, attached hereto as Annex A and Annex B, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

ABU DHABI ◆ ASTANA ◆ ATHENS ◆ AUSTIN ◆ BEIJING ◆ BRUSSELS ◆ CENTURY CITY ◆ CHICAGO ◆ DALLAS ◆ DUBAI ◆ FRANKFURT ◆ HONG KONG

HOUSTON ◆ LONDON ◆ LOS ANGELES ◆ MIAMI ◆ MUNICH ◆ NEW YORK ◆ ORANGE COUNTY ◆ PARIS ◆ PHILADELPHIA ◆ PITTSBURGH

PRINCETON ◆ RICHMOND ◆ SAN FRANCISCO ◆ SHANGHAI ◆ SILICON VALLEY ◆ SINGAPORE ◆ TYSONS ◆ WASHINGTON, D.C. ◆ WILMINGTON

Thrivent Series Fund, Inc. July 26, 2024 Page 2

Based upon and subject to the foregoing, and assuming that the Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:

(a)  the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Portfolio and the Acquiring Portfolio will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)  under Section 361 of the Code, no gain or loss will be recognized by the Target Portfolio upon the transfer of its assets to the Acquiring Portfolio in exchange for Acquiring Portfolio shares, or upon the distribution of Acquiring Portfolio shares by the Target Portfolio to its shareholders in liquidation;

(c)  under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Portfolio upon receipt of the assets transferred to the Acquiring Portfolio in exchange for Acquiring Portfolio shares;

(d)  under Section 362(b) of the Code, the Acquiring Portfolio’s tax basis in each asset that the Acquiring Portfolio receives from the Target Portfolio will be the same as the Target Portfolio’s tax basis in such asset immediately prior to such exchange;

(e)  under Section 1223(2) of the Code, the Acquiring Portfolio’s holding periods in each asset will include the Target Portfolio’s holding periods in such asset;

(f)  under Section 354 of the Code, no gain or loss will be recognized by shareholders of the Target Portfolio on the distribution of Acquiring Portfolio shares to them in exchange for their shares of the Target Portfolio;

(g)  under Section 358 of the Code, the aggregate tax basis of the Acquiring Portfolio shares that the Target Portfolio’s shareholders receive in exchange for their Target Portfolio shares will be the same as the aggregate tax basis of the Target Portfolio shares exchanged therefor;

(h)  under Section 1223(1) of the Code, a Target Portfolio shareholder’s holding period for the Acquiring Portfolio shares received in the Reorganization will be determined by including the holding period for the Target Portfolio shares exchanged therefor, provided that the shareholder held the Target Portfolio shares as a capital asset on the date of the exchange; and

(i)  under Section 381 of the Code, the Acquiring Portfolio will succeed to and take into account the items of the Target Portfolio described in Section 381(c) of the Code, subject to the conditions and limitations specified in Section 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Acquiring Portfolio, the Target Portfolio or any Target Portfolio Shareholder with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income

Thrivent Series Fund, Inc. July 26, 2024 Page 3

tax purposes as of the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “Service”), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Reed Smith LLP

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